Exhibit 21.01

Subsidiaries of Gentor Resources, Inc. (the “Company”)

1.

Gentor Idaho, Inc., an Idaho corporation (1)

2.

APM Mining Ltd., a British Virgin Islands registered company (1)

3.

APM Mining, LLC, an Omani limited liability company with Registration Number 1084691 (2)

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Notes:
(1)

a wholly owned subsidiary of the Company
(2)

a majority owned subsidiary of the Company